As filed with the Securities and Exchange Commission on September 17, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERPACE BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-2919486
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Waterview Plaza, Suite 310 2001 Route 46, Parsippany, NJ (Address of Principal Executive Offices)	07054 (Zip Code)

Interpace Biosciences, Inc. 2026 Equity Incentive Plan

Interpace Biosciences, Inc. 2026 Employee Stock Purchase Plan

(Full title of the plans)

Thomas W. Burnell

President and Chief Executive Officer

Waterview Plaza, Suite 310
2001 Route 46, Parsippany, NJ 07054
(Name and address of agent for service)

(855) 776-6419

(Telephone number, including area code, of agent for service)

with a copy to:

Merrill M. Kraines, Esq.

Todd Kornfeld, Esq.

McDermott Will & Schulte LLP

One Vanderbilt Avenue

New York, NY 10017

Tel: (212) 547-5616

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement is being filed solely for the registration of (a) 880,000 shares of common stock, par value $0.01 per share (the “Common Stock”) of Interpace Biosciences, Inc. (the “Registrant” or the “Company”) for issuance under the Registrant’s 2026 Equity Incentive Plan (the “2026 Incentive Plan”) and (b) 200,000 shares of Common Stock for issuance under the Registrant’s 2026 Employee Stock Purchase Plan (the “2026 ESPP”), both of which were approved by stockholders of the Company on August 20, 2026 (the “Approval Date”). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock which become issuable under the 2026 Incentive Plan or the 2026 ESPP by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant.

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PART I

INFORMATION REQUIRED BY SECTION 10(A) PROSPECTUSES

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the provisions of Rule 428 under the Securities Act. The documents containing the information specified in Part I will be delivered to the participants in the 2026 Incentive Plan and 2026 ESPP covered by this registration statement as required by Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents of the Registrant filed with the Commission are incorporated by reference in this registration statement as of their respective dates:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on March 30, 2026, as amended on April 30, 2026;

(b)	The Registrant’s Quarterly Reports on Forms 10-Q for the three month period ended March 31, 2026 filed with the Commission on May 12, 2026 and for the three month period ended June 30, 2026 filed with the Commission on August 10, 2026;

(c)	The Registrant’s Current Reports on Forms 8-K, as applicable (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed with the Commission on August 21, 2026, as amended on August 26, 2026, and August 27, 2026.

(d)	The description of the Registrant’s common stock contained in the Registrant’s Description of Securities, incorporated by reference to Exhibit 4.1 of the Company’s Annual Report on Form 10-K, filed with the SEC on April 1, 2021.

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All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this registration statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our Certificate of Incorporation, as amended and as may be further amended and in effect from time to time, which we refer to as the amended certificate of incorporation, provides that our directors and officers shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except, with respect to directors, for liability for breach of the director’s duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, for payment of dividends or approval of stock purchases or redemptions that are prohibited by the General Corporation Law of the State of Delaware, as amended (the “DGCL”), or for any transaction from which the director derived an improper personal benefit, and, with respect to officers, to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Under the DGCL, our directors and officers have fiduciary duties to the Company that are not eliminated by this provision of the amended certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. This provision also does not affect our directors’ or officers’ responsibilities under any other laws, such as federal securities laws or state or federal environmental laws.

Section 145 of the DGCL empowers a corporation to indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors or officers of the corporation, if they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that their conduct was unlawful. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The amended certificate of incorporation provides that, to the fullest extent permitted by applicable law, we are authorized to provide indemnification of, and advancement of expenses to, our directors, officers and agents, and any other persons whom applicable law permits us to indemnify, through provisions of our bylaws, agreements with such persons, votes of stockholders or disinterested directors, or otherwise. In addition, we have entered into, or will enter into, indemnification agreements, with each of our directors and executive officers under which, among other things, we have agreed to indemnify the director or officer against expenses and other liabilities incurred in any proceeding, including any action by us, in which the director or officer was, is or is threatened to be made a party or a participant by reason of his or her status as a present or former director, officer, employee or agent of us or, at our request, any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. At present, there is no pending litigation or proceeding involving any director or officer as to which indemnification will be required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Section 145 of the DGCL also empowers a corporation to purchase insurance for its officers and directors for such liabilities. We maintain liability insurance for our officers and directors.

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Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the attached Exhibit Index at page 7, which is incorporated herein by reference.

Item 9. Undertakings.

The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Township of Parsippany, State of New Jersey, on September 17, 2026.

INTERPACE BIOSCIENCES, INC.

By:	/s/ Thomas W. Burnell
Name:	Thomas W. Burnell
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each individual whose signature appears below constitutes and appoints Thomas W. Burnell, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Thomas W. Burnell	President, Chief Executive Officer and Director	September 17, 2026
Thomas W. Burnell	(Principal Executive Officer)

/s/ Christopher McCarthy	Chief Financial Officer and Chief Operating Officer	September 17, 2026
Christopher McCarthy	(Principal Financial Officer and Accounting Officer)

/s/ Vijay Aggarwal	Director	September 17, 2026
Vijay Aggarwal

/s/ Stephen J. Sullivan	Director	September 17, 2026
Stephen J. Sullivan

/s/ Joseph Keegan	Director	September 17, 2026
Joseph Keegan

/s/ Fortunato Ron Rocca	Director	September 17, 2026
Fortunato Ron Rocca

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EXHIBIT INDEX

Exhibit Number	Description
4.1	2026 Equity Incentive Plan (filed herewith).
4.2	2026 Employee Stock Purchase Plan (filed herewith).
4.3	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement under the 2026 Equity Incentive Plan (filed herewith).
4.4	Form of Stock Option Grant Notice and Stock Option Agreement under the 2026 Equity Incentive Plan (filed herewith).
5.1	Opinion of McDermott Will & Schulte LLP (filed herewith).
23.1	Consent of EisnerAmper, LLP (filed herewith).
23.2	Consent of McDermott Will & Schulte LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this registration statement).
107	Filing Fee Table (filed herewith).

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